2025

CODE OF ETHICS

Table of Contents
1.1General Provisions    2
1.2Professional Responsibilities    2
1.3Failure to Comply    3
1.4Access Persons    3
1.5Supervised Persons include:    3
1.6Access persons include any supervised persons who    3
1.7Family Members    3
1.8Business Conduct Standards    4
1.9Compliance with Laws and Regulations    4
1.10Conflicts of Interest    4
Conflicts among Client Interests    4
Competing with Client Trades.    4
No Transactions with Clients.    4
1.11Personal Securities Transactions    4
Initial Public Offerings (IPO)    5
Limited or Private Offerings.    5
1.12Outside Business Interests    5
1.13Personal Gifts    5
Accepting Gifts.    5
Solicitation of Gifts.    6
Giving Gifts.    6
1.14Reporting of Violations    6
4.0Insider Trading    6
5.0Reporting Requirements    6
5.1Scope    6
5.2Reportable Securities    7
5.3Reporting Exceptions    7
5.4Initial/Annual Holdings Report    7
Initially    7
Annually    8
5.5Quarterly Transaction Reports    8
6.0Form ADV Disclosure    9
7.0Acknowledgment of Receipt    9

1.15General Provisions
Alexis Investment Partners, LLC (“AIP”) is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. As adviser to the Alexis Practical Tactical ETF (the “Fund”) AIP is also required to comply with Rule 17j-1 under the 1940 Act, which makes it unlawful for investment company personnel and other “Access Persons” to engage in “fraudulent, deceptive or manipulative” practices in connection with their personal transactions in securities when those securities are held or to be acquired by an investment company.
Rule 17j-1 also prohibits employing any device, scheme or artifice to defraud the Fund; To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading; To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or To engage in any manipulative practice with respect to the Fund.
The Rule also requires every investment company, the investment company’s investment adviser, and, in certain cases, the investment company’s placement agent to adopt a Code of Ethics containing provisions “reasonably necessary to prevent” such prohibited practices.

1.16Professional Responsibilities
AIP is dedicated to providing effective and proper professional investment management services to a wide variety of advisory clients. AIP’s reputation reflects the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with AIP.

When used herein, the term “client” includes individual and institutional investors for whom AIP provides investment supervisory services or manages investment advisory accounts. The term also includes those clients for whom AIP provides advice on matters not involving securities and any registered investment company for whom AIP serves as Adviser.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers and their representatives, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice. Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.

Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

Under Rule 204A-1 of the Investment Advisers Act of 1940 and rule 17j-1 of the Investment Company Act of 1940, AIP is required to establish, maintain and enforce written procedures reasonably necessary to prevent its employees from violating provisions of the Act with respect to personal securities trading and fiduciary obligations. In meeting such responsibilities to our clients, AIP has adopted this Code of Ethics (or “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest. The Code is also intended to lessen the chance of any misunderstanding between AIP and our employees regarding such trading activities.

In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”) of the Investment Adviser. The Fund is a series of the LiFT Trust and as Adviser to the Fund, AIP is subject to additional oversight from the Lift Trust CCO (“Trust CCO”). The CCO or CCO designee may under circumstances that are considered appropriate, or after consultation with the senior management of AIP and/or the Trust CCO, grant exceptions to the provisions contained in this manual only when it is clear that the interests of AIP’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees.

1.17Failure to Comply
Strict compliance with the provisions of this Code shall be considered a basic condition of employment with AIP. It is important that employees understand the reasons for compliance with this Code. AIP’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO or CCO designee for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with AIP.
1.1Covered Persons

1.2Supervised Persons include:

▪Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);;
▪Employees of the adviser;
▪Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control;
▪Temporary workers;
▪Consultants;
▪Independent contractors; and
▪Access persons.

1.3Access persons
An “access person” includes any supervised persons who:
▪Has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund AIP or its affiliates manage;
▪Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; or
▪All AIP directors, officers, and partners.

1.4Family Members
For purposes of personal securities reporting requirements, AIP considers the Access persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

1.5Business Conduct Standards

1.6Compliance with Laws and Regulations
All supervised persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the Patriot Act as it pertains to Anti-Money Laundering. All supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

▪To defraud such client in any manner;
▪To mislead such client, including by making a statement that omits material facts;
▪To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
▪To engage in any manipulative practice with respect to such client; or
▪To engage in any manipulative practice with respect to securities, including price manipulation.

1.7Conflicts of Interest
AIP, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.
This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of the specific procedures will not shield a person from liability for personal trading or other conduct that violates any fiduciary duty to the Fund’s shareholders. In addition to the specific prohibitions contained in this Code, each person covered by this Code is subject to a general requirement not to engage in any act or practice that would defraud the Fund’s shareholders.

Conflicts among Client Interests.
Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by lower ticket charges to the Investment Adviser Representative (“IAR”) over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons, the Fund relative to separately managed accounts). AIP specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.
Competing with Client Trades.
AIP prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions. In order to avoid any potential conflict of interest between AIP and its clients, securities transactions for the accounts of access persons in the same security as that purchased/ sold for advisory accounts should be entered only after completion of all reasonably anticipated trading in that security for those accounts on any given day. If, after completion of all anticipated trading for client accounts, a trade is executed for an access person’s personal account on that same day at a price better than that received by the client, surveillance procedures will identify and correct those transactions in favor of the client.
No Transactions with Clients.
AIP specifically prohibits supervised persons from knowingly selling to or purchasing from a client any security or other property, except securities issued by the client.
1.8Personal Securities Transactions
Personal securities transactions by access persons are subject to the following trading restrictions:

Initial Public Offerings (IPO).
Access persons are prohibited from acquiring any securities in an initial public offering without first obtaining written pre-clearance from the CCO or CCO designee. The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of their position with AIP.
Upon receiving a request for pre-clearance, the CCO or CCO designee will review the intended transaction for consideration. The final decision will then be sent in writing to the access person requesting the permission for the IPO. Only upon receipt of the written approval from AIP can the access person then engage in the purchase of the requested IPO. The access person making the request and the CCO or CCO designee must maintain final written approval or denial for their files.
Limited or Private Offerings.
Access persons are prohibited from acquiring any securities in a limited offering (i.e. private placement) without first obtaining written pre-clearance from the CCO or CCO designee. The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of their position with AIP.
Upon receiving a request for pre-clearance, the CCO or CCO designee will review the intended transaction for consideration. The final decision will then be sent in writing to the access person requesting the permission for the limited offering. Only upon receipt of the written approval from CCO or designee can the access person then engage in the purchase of the requested limited offering. The access person making the request and the CCO or CCO designee must maintain final written approval or denial for their files.
Matching Trades to Preclearance of Personal Securities Holdings
The CCO or CCO designee will match an approved securities pre-clearance with a trade confirmation where possible.

1.9Outside Business Interests
A supervised person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with their CCO or CCO designee prior to accepting such a position. Information submitted to the CCO or CCO designee will be considered as confidential and will not be discussed with the supervised person’s prospective employer without the supervised person’s permission.

AIP does not wish to limit any supervised person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, AIP must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.
1.10Personal Gifts Accepting Gifts.
On occasion, because of their position with the company, supervised persons of AIP may be offered or may receive without notice, gifts from clients, brokers, vendors, or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of AIP. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $1000 in any twelve-month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by a supervised person of AIP that might violate this Code must be promptly reported to the CCO.
Solicitation of Gifts.
AIP’s supervised persons are prohibited from soliciting gifts of any size under any circumstances.
Giving Gifts.
AIP’s supervised persons may not give any gift with a value in excess of $1000 per year to an advisory client or persons who do business with, regulate, advise or render professional service to AIP.
1.11Reporting of Violations
All supervised persons of AIP must promptly (upon discovery of violation) report violations of the code to the CCO or CCO designee as the situation dictates. If the CCO or CCO designee is unavailable, the violation must then be reported to the President. If the violation relates to the Fund, the CCO must promptly report such violation to the Trust CCO.

4.0Insider Trading
In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non-public; and has been improperly obtained. In addition, the information must be material, e.g., it must be of sufficient importance that a reasonably prudent person might base their decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an AIP supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO or CCO designee accordingly. Acting on such information may subject the supervised person to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.
Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in AIP’s Compliance Manual. All AIP supervised persons are required to read and acknowledge having read such procedures annually.

5.0Reporting Requirements

5.1Scope
The provisions of this Code apply to every security transaction, in which an access person of AIP has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which they have any direct or indirect control. Generally, an access person is regarded as having a beneficial interest in those securities held in their name, the name of their spouse, and the names of their minor children who reside with them. An access person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship they obtain or may obtain benefits substantially equivalent to those of ownership. An access person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of their immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other AIP clients with similar investment objectives.
If an access person believes that they should be exempt from the reporting requirements with respect to any account in which they have direct or indirect beneficial ownership, but over which they have no direct or indirect control in the management process, they should so advise the CCO or CCO designee in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that they should be exempt from reporting requirements under this Code.

5.2Reportable Securities
Section 202(a)(18) of the Advisers Act defines the term “Security” as follows:

Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
For purposes of this Code, the term “Reportable Securities” means all such securities described above except:

▪Direct obligations of the United States;
▪Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
▪Shares issued by money market funds;
▪Shares issued by open-end funds other than reportable funds (Note: The term “Reportable Funds” means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and
▪Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO or CCO designee for clarification on the issue before entering any trade for their personal account.

5.3Reporting Exceptions
Under Rule 204A-1, access persons are not required to submit:
▪Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;
▪A transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and
▪A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that AIP holds in its records so long as AIP receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.4Initial/Annual Holdings Report Initially
Any employee of AIP who during the course of their employment becomes an access person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO or CCO designee with an Initial/Annual Securities Holdings Report Certification no later than 10 days after the employee becomes an access person. The holdings information provided by the access person in conjunction with this certification must be current as of 45 days before the employee became an access person. The access person may provide an account or brokerage statement to satisfy this disclosure requirement.

Annually
Every access person must submit an Initial/Annual Securities Holdings Report Certification to the CCO or CCO designee due by the last business day of January of each year. The annual holdings requirement will be satisfied through receipt by the CCO or CCO designee of year-end statements received directly from the custodian. The CCO or CCO designee will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the access person. The CCO will submit a copy of these reports to the LiFT Trustees annually as required by Rule 17j-1(c)(2)(ii).

5.5Quarterly Transaction Reports
All access persons whose accounts are not held at an approved custodian must arrange for duplicate statements to be sent to the CCO or CCO designee. This eliminates the need to submit quarterly transaction reports to the firm. Following receipt of the quarterly statements and transaction information, the CCO or CCO Designee will review each transaction for any evidence of improper trading activities or conflicts of interest by the access person. After careful review of each report, the CCO or CCO designee will document that they conducted such review. The CCO will have his or her transactions reviewed by a Designated Officer of AIP. Quarterly securities transaction information is to be maintained by AIP in accordance with the records retention provisions of Rule 204-2(a) of the Advisers Act.

6.0	Review and Enforcement for the Fund pursuant to Rule 17j-1 or the 1940 Act
A.The Review Officer for the Fund’s Adviser will be the Adviser CCO or CCO designee. Such Review Officer, in consultation with other Review Officers, shall compare all reported personal securities transactions with completed portfolio transactions of each Fund and a list of securities being considered for purchase or sale by each Fund to determine whether a violation of this Code may have occurred. One test that may be applied in determining whether a violation of the Code has occurred will be to review the securities transactions of Access Persons for patterns of transactions. For example:
1.Any pattern involving parallel transactions (for the Fund and the individual both buying or both selling the same Covered Security) or opposite transactions (buy/sell or sell/buy) may be analyzed to determine whether the individual’s transaction may have violated the Code.

2.Among the other factors that may be considered in the analysis are:
a.the number and dollar amount of the transactions;
b.the trading volume of the Covered Security in question;
c.the length of time the Covered Security has been held by the individual; and
d.the individual’s involvement in the investment process.
It should be noted, however, that a violation could be deemed to have resulted from a single transaction if the circumstances warrant a finding that the underlying principles of fair dealing have been violated. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.
B.If the Review Officer determines that a violation of this Code may have occurred, the Review Officer shall submit his or her written determination, together with a confidential report and any additional explanatory material provided by the individual, to the LiFT Trust CCO or the CCO’s delegate and outside counsel to the Funds, who shall make an independent determination as to whether a violation has occurred.
C.If the Trust CCO (or delegate) and outside counsel to the Funds find that a violation has occurred, the Trust CCO, in consultation with the Fund’s President, shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Funds’ Boards.
D.No person shall participate in a determination of (1) whether he or she personally has committed a violation of the Code, or (2) the imposition of any sanction in the event he or she committed a violation of the Code. If a Covered Securities transaction of the Trust CCO is under consideration, the President of the Funds shall act in all respects in the manner prescribed in this Code for the Trust CCO.

7.	Records
As Adviser to the Fund, AIP shall maintain records in the manner and to the extent set forth below, which may be maintained electronically or by such other means permissible under the conditions described in Rule 31a-2 under the 1940 Act or under no-action letters or interpretations under that rule, and shall be available for examination by representatives of the Securities and Exchange Commission.
A.A copy of this Code shall be preserved in an easily accessible place (including for five
(5) years after this Code is no longer in effect).
B.A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.
C.A copy of each report to the Board and each report, including any information provided in lieu of the report, made by an Access Person pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.
D.A list of all Access Persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.
E.A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section 5 of this Code shall be preserved for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.
8.0 Form ADV Disclosure
A description of the code will be provided in AIP’s ADV Part II, the Brochure. With the description, a statement will be made that AIP will provide a copy of the code to any client or prospective client upon request.

9.0 Acknowledgment of Receipt
AIP supervised persons must acknowledge, initially and annually, that they have received, read, and understand, the above code of conduct regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein. In addition, supervised persons must agree to acknowledge any subsequent amendments to the code (within specified time frame set forth in any future communications notifying of an amendment) by any means deemed by AIP to satisfactorily fulfill the supervised person’s obligation to read, understand, and agree to any such amendment.

This Code is revised, approved and promulgated effective December 19, 2025. All prior versions are hereby revoked.